UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 5, 2006

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-25813

Delaware	56-1574463
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1801 Douglas Drive

Sanford, North Carolina

27330-1410

(Address of principal executive offices)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Pantry, Inc. (the “Company”) hereby amends its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2006 (the “Initial Form 8-K”) pursuant to Instruction 2 to Item 5.02 of Form 8-K, to provide information that was not determined or available at the time of the filing of the Initial Form 8-K. The Initial Form 8-K reported events under Item 1.01 (Entry into a Material Definitive Agreement), Item 5.02 (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers) and Item 9.01 (Financial Statements and Exhibits). This amendment adds new information concerning committee appointments reportable under Item 5.02 that were not determined or available at the time of filing the Initial Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 5, 2006, the Board of Directors of the Company increased the size of the Board of Directors of the Company to ten (10) members and appointed Wilfred A. Finnegan and Maria C. Richter as directors of the Company to fill existing vacancies on the Board of Directors (one vacancy was created by the increase to ten (10) members, the other has existed since the Company’s 2006 Annual Meeting of Stockholders on March 30, 2006).

In connection with their appointment and pursuant to the Company’s compensation program for independent directors, the board of directors also approved the grant of options to purchase 10,000 shares of the Company’s common stock (pursuant to the Company’s 1999 Stock Option Plan) to each of Mr. Finnegan and Ms. Richter. In addition, as independent directors on the board, Mr. Finnegan and Ms. Richter will be eligible for compensation under the Company’s compensation program for independent directors, a copy of which was filed with the Securities and Exchange Commission under cover of a Current Report on Form 8-K on October 26, 2005.

On October 31, 2006, Mr. Finnegan was appointed to the Executive Committee and the Audit Committee of the Company’s board of directors, and Ms. Richter was appointed to the Executive Committee and the Nominating and Governance Committee of the Company’s board of directors.

A copy of the press release announcing the appointment of Mr. Finnegan and Ms. Richter to the Board of Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Peter J. Sodini
Peter J. Sodini President and Chief Executive Officer

Date: November 2, 2006

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